Exhibit 99.1

Boise Inc. Investor Relations 1111 West Jefferson PO Box 990050 Boise, ID 83799-0050
T 208 384 7456 F 208 395 7400

News Release	For Immediate Release: May 5, 2009

Media Contact	Investor Relations Contact
Virginia Aulin – 208 384 7837	Jason Bowman – 208 384 7456

Boise Inc. Announces Financial Results for First Quarter 2009

BOISE, Idaho – Boise Inc. (NYSE: BZ) today reported a net loss of $0.9 million or ($0.01) per diluted share for first quarter 2009, compared with fourth quarter net loss of $15.5 million or ($0.20) per diluted share.  Boise Inc. first quarter 2008 net loss was $16.4 million or ($0.26) per diluted share.

EBITDA, excluding special items, was $58.6 million for first quarter 2009, compared with $76.0 million for fourth quarter 2008, and $53.1 million for the combined first quarter 2008 for the packaging and paper assets of Boise Cascade, L.L.C. (the “Predecessor”) and Boise Inc.

Net covenant debt was $949.0 million at March 31, 2009, a decline of $65.9 million from $1,014.9 million at December 31, 2008.

FINANCIAL HIGHLIGHTS

(in millions, except per-share data)

	Boise Inc.		Combined(a)	Boise Inc.	Predecessor
					Jan 1 -
	1Q 2009	4Q 2008	1Q 2008	1Q 2008	Feb 21, 2008
Sales	$500.3	$591.1	$587.9	$228.0	$359.9
Income from operations	$21.4	$11.4		$(9.3)	$23.1
Net income (loss)	$(0.9)	$(15.5)		$(16.4)	$22.8
Net income (loss) per share basic and diluted	$(0.01)	$(0.20)		$(0.26)
EBITDA (b)	$52.7	$41.4	$26.3	$2.6	$23.7
EBITDA excluding special items (b)	$58.6	$76.0	$53.1	$28.7	$24.4

Interest expense	$22.2	$26.2		$11.4
Depreciation and amortization (c)	$32.0	$33.1		$12.7	$0.5
Net covenant debt (d)	$949.0	$1,014.9		$1,005.7

(a)	Includes combined results for Predecessor and Boise Inc.
(b)	For reconciliation of net income (loss) to EBITDA and EBITDA to EBITDA excluding special items, see “Summary Notes to Consolidated Financial Statements and Segment Information.”
(c)	Predecessor period excludes $16.7 million of depreciation due to classification of property as assets held for sale in first quarter 2008.
(d)

Net covenant debt is calculated in accordance with credit agreements. For reconciliation of total debt to net covenant debt, see “Summary Notes to Consolidated Financial Statements and Segment Information.”

“In the first quarter 2009, we generated strong cash flow and improved EBITDA over last year despite very challenging markets for all our products.  We also made good progress reducing our covenant debt by nearly $66 million dollars,” said Alexander Toeldte, President and Chief Executive Officer of Boise Inc.  “We reduced financial risk in our newsprint business by terminating our contract with AbitibiBowater to sell directly to customers and took significant downtime to match production to demand.  We managed our working capital levels well and will continue to balance production with demand and focus on cash generation.”

Sales

Total sales for first quarter 2009 were $500.3 million, a decrease of $87.6 million, or 15%, from $587.9 million during the combined first quarter 2008 and down 15% from fourth quarter 2008 sales of $591.1 million.

Paper segment sales decreased $73.7 million, or 17%, during first quarter 2009 compared with the combined first quarter 2008, driven by 22% lower uncoated freesheet sales volumes.  This was due to market downtime and the St. Helens mill downsizing, which eliminated 200,000 tons, or 13%, of our annual uncoated freesheet capacity.  Reduced sales volumes were partially offset by higher net sales prices.  Paper segment sales in first quarter 2009 declined by $37.6 million, or 10%, from fourth quarter 2008 due to lower sales volumes, partially offset by higher net selling prices.

Packaging segment sales decreased $16.3 million, or 9%, to $157.1 million from $173.4 million during first quarter 2009 compared with the combined first quarter 2008.  The decrease was driven mainly by lower newsprint and segment linerboard sales volumes as we balanced production to match lower demand.  Newsprint volumes were also reduced in first quarter 2009 by the transition from selling all of our output to AbitibiBowater to selling directly to customers, which began in March.  Sequentially, from fourth quarter 2008 to first quarter 2009, Packaging segment sales decreased $56.7 million, or 27%, due to lower volumes and lower net selling prices.

Prices and Volumes

Average net selling prices of uncoated freesheet papers improved $104 per ton, or 12%, to $981 per ton during first quarter 2009 compared with the combined first quarter 2008 and improved $12 per ton, or

1%, over fourth quarter 2008.  Uncoated freesheet sales volumes were 303,000 tons during first quarter 2009, a decline of 22% versus the combined prior year period and down 9% from fourth quarter 2008 due to market downtime as a result of lower demand and reduced capacity as a result of the St. Helens mill downsizing.  Combined sales volumes of premium office, label and release, and flexible packaging papers, which represented 26% of our first quarter 2009 uncoated freesheet sales volumes, increased by 1% from the prior year.

Linerboard net selling prices to third parties declined $44 per ton, or 11%, to $352 per ton in first quarter 2009 from $396 per ton in the combined first quarter 2008 and declined $54 per ton, or 13%, from fourth quarter 2008, due to softening demand, particularly in export markets.  Linerboard sales volumes to third parties were 38,000 tons, a decrease of 21% compared with the combined first quarter 2008 and down 30% from fourth quarter 2008 due to soft market conditions.  We took downtime late in fourth quarter 2008 and first quarter 2009 to match supply to demand.

Corrugated container and sheet prices improved $5 per thousand square feet (msf), or 9%, to $60 per msf in first quarter 2009 over prices for these products during the combined first quarter 2008 and decreased $1 per msf, or 2%, compared with fourth quarter 2008 prices.  Sales volumes for corrugated containers and sheets were 1.4 thousand msf in first quarter 2009, a decline of 9% versus the combined first quarter 2008 and down 7% from fourth quarter 2008, driven mainly by lower volumes from our sheet feeder plant in Texas as a result of slowing industrial markets.  Sales volumes for corrugated containers and sheets from our plants in the Pacific Northwest experienced more modest declines due to more stable demand in agricultural and food sectors.

Newsprint pricing in first quarter 2009 increased by $88 per ton, or 18%, to $588 per ton over the combined first quarter 2008 and declined $55 per ton, or 9%, from fourth quarter 2008.  Newsprint sales volumes were 60,000 tons, a decline of 30% compared with the combined first quarter 2008 and down 36% from fourth quarter 2008 due to weak demand and the start-up of our direct marketing efforts.

Input Costs

Total fiber, energy, and chemical costs for first quarter 2009 were $205.7 million, a decrease of $66.5 million, or 24%, over costs of $272.2 million for the combined first quarter 2008, and a decrease of $61.3 million, or 23%, from costs of $267.0 million for fourth quarter 2008.

INPUT COST SUMMARY

	Boise Inc.		Combined(a)	Boise Inc.	Predecessor
					Jan 1 -
($ in millions)	1Q 2009	4Q 2008	1Q 2008	1Q 2008	Feb 21, 2008

Fiber	$94.1	$124.0	$127.3	$51.3	$76.0
Energy	$60.8	$77.5	$82.8	$34.8	$48.1
Chemicals	$50.8	$65.5	$62.0	$25.5	$36.5

Total	$205.7	$267.0	$272.2	$111.5	$160.7

(a) Includes combined results for Predecessor and Boise Inc.

Total fiber costs during first quarter 2009 were $94.1 million, a decrease of $33.2 million, or 26%, from $127.3 million incurred for fiber in the combined first quarter 2008 and a decrease of $29.9 million, or 24%, from $124.0 million for fourth quarter 2008.  This decrease was due primarily to lower prices for purchased pulp, wood and recycled fiber, and reduced consumption of wood fiber as a result of lower production capacity due to the St. Helens mill downsizing and market downtime.

Energy costs in first quarter 2009 decreased $22.0 million, or 27%, to $60.8 million compared with $82.8 million in the same quarter a year ago.  Lower overall energy consumption and lower prices for natural gas and fuel were the primary drivers, partially offset by higher electricity prices.  Energy costs in first quarter 2009 decreased $16.7 million, or 22%, from $77.5 million in fourth quarter 2008, due to lower total consumption and prices for natural gas.

Chemical costs in first quarter 2009 were $50.8 million, a decrease of $11.2 million, or 18%, compared with $62.0 million in the prior year’s first quarter and down $14.7 million, or 22%, compared with $65.5 million in fourth quarter 2008, driven by reduced consumption partially offset by higher prices.

Alternative Fuel Tax Credit

The U.S. Internal Revenue Code allows an excise tax credit for taxpayers who use alternative fuels in the taxpayer’s trade or business.  Each year, under normal operating conditions, we produce and use approximately 500 million gallons of fuel produced from biomass to provide energy to four of our five paper mills.  During the first quarter, we filed to be registered as an alternative fuel mixer and, in late April, received notification from the Internal Revenue Service that our registration was approved.  We became eligible to receive the tax credit at our four pulp and paper mills beginning at various dates from late January to late March 2009.  Through April 30, 2009, we had filed for approximately $37 million in tax credits, before the effect of income taxes.  To date, we have received $3.9 million of cash related to these credits.  Our first quarter results do not include any effects of the alternative fuel credits.

Webcast and Conference Call

Boise Inc. will host a webcast and conference call on Tuesday, May 5, 2009, at 11:00 a.m. Eastern, at which time we will review the company’s recent performance.  To participate in the conference call, dial 866-841-1001 (international callers should dial 832-445-1689).  The webcast may be accessed through Boise’s Internet site and will be archived for one year following the call.  Go to www.BoiseInc.com and click on the link to the webcast under Webcasts & Presentations on the Investors drop-down menu.

A replay of the conference call will be available in Webcasts & Presentations from May 5 at 12:00 p.m. Eastern through June 5 at 11:59 p.m. Eastern.  Playback numbers are 800-642-1687 for U.S. callers and 706-645-9291 for international callers.  The passcode is 95734398.

About Boise Inc.

Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures packaging products and papers including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp.  Our entire team of approximately 4,120 employees is committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations.  Visit our website at www.BoiseInc.com.

Basis of Presentation

On February 22, 2008, we completed the acquisition of Boise Cascade, L.L.C.’s packaging and paper manufacturing businesses (the Acquisition).  The Acquisition was accounted for in accordance with SFAS No. 141, Business Combinations, resulting in a new basis of accounting from that previously reported by the Predecessor.  However, sales and most operating cost items are substantially consistent with those reported by the Predecessor.  Finished goods inventory was revalued to estimated selling prices less costs of disposal and a reasonable profit on the disposal.  Depreciation changed as a result of adjustments to the fair values of property and equipment due to our purchase price allocation.

We present our consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  Our earnings release also supplements the GAAP presentations by reflecting EBITDA.  EBITDA represents income (loss) before interest (change in fair value of interest rate derivatives, interest expense, and interest income), income taxes, and depreciation, amortization, and depletion.  EBITDA is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments.  We believe EBITDA is useful to investors because it provides a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers and because it is frequently used by investors and other interested parties in the evaluation of companies with substantial financial leverage.  We believe EBITDA is a meaningful measure because it presents a transparent view of our recurring operating performance and allows management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance.  For example, we believe that the inclusion of items such as taxes, interest expense, and interest income distorts management’s ability to assess and view the core operating trends in our segments.  EBITDA, however, is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income (loss), income (loss) from operations, or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our liquidity.  The use of EBITDA instead of net income (loss) or segment income (loss) has limitations as an analytical tool, including the inability to determine profitability; the exclusion of interest and associated significant cash requirements; and the exclusion of depreciation, amortization, and depletion, which represent significant and unavoidable operating costs, given the level of our indebtedness and the capital expenditures needed to maintain our businesses.  Management compensates for these limitations by relying on our GAAP results.  Our measures of EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

Forward-Looking Statements

This news release may contain statements that are “forward looking” as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements.  Forward-looking statements involve risks and uncertainties, including but not limited to economic, competitive, and technological factors outside our control that may cause our business, strategy, or actual results to differ materially from the forward-looking statements.  Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our substantial level of indebtedness; our continued ability to comply with our financial covenants and debt service obligations; our ability to comply with the continued listing requirements of the NYSE; changes in the supply of, demand for, or prices of our products; the activities of competitors; changes in significant operating expenses, including raw material and energy costs; our success at marketing newsprint directly to customers; our ability to weather the current economic downturn in the United States and elsewhere; changes in the regulatory environment, including requirements for enhanced environmental compliance; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission.  The Company does not intend, and undertakes no obligation, to update any forward-looking statements.

Boise Inc.
Consolidated Statements of Income (Loss)
(unaudited, in thousands, except share and per-share data)

	Boise Inc.			Predecessor
	Three	Three	Three
	Months	Months	Months	January 1
	Ended	Ended	Ended	Through
	March 31,	December 31,	March 31,	February 21,
	2009	2008	2008	2008
Sales
Trade	$484,868	$566,671	$226,044	$258,430
Related parties	15,417	24,448	1,944	101,490
	500,285	591,119	227,988	359,920
Costs and expenses
Materials, labor, and other operating expenses	413,139	490,576	195,429	313,931
Fiber costs from related parties	5,703	7,771	18,629	7,662
Depreciation, amortization, and depletion	31,972	33,126	12,747	477
Selling and distribution expenses	13,782	13,715	5,943	9,097
General and administrative expenses	10,373	7,556	4,549	6,606
St. Helens mill restructuring	3,648	29,780	—	—
Other (income) expense, net	239	(2,820)	(28)	(989)
	478,856	579,704	237,269	336,784

Income (loss) from operations	21,429	11,415	(9,281)	23,136

Foreign exchange gain (loss)	(678)	(3,185)	(853)	54
Change in fair value of interest rate derivatives	(132)	(683)	—	—
Interest expense	(22,154)	(26,156)	(11,435)	(2)
Interest income	54	94	1,821	161
	(22,910)	(29,930)	(10,467)	213

Income (loss) before income taxes	(1,481)	(18,515)	(19,748)	23,349
Income tax (provision) benefit	565	3,030	3,377	(563)
Net income (loss)	$(916)	$(15,485)	$(16,371)	$22,786

Weighted average common shares outstanding:
Basic and diluted	77,491,233	77,260,274	62,682,834	—

Net income (loss) per common share:
Basic and diluted	$(0.01)	$(0.20)	$(0.26)	$—

Segment Information
(unaudited, in thousands)

	Boise Inc.			Predecessor
	Three	Three	Three
	Months	Months	Months	January 1
	Ended	Ended	Ended	Through
	March 31,	December 31,	March 31,	February 21,
	2009	2008	2008	2008
Segment sales
Paper	$351,995	$389,644	$172,203	$253,508
Packaging	157,132	213,788	59,885	113,485
Intersegment eliminations and other	(8,842)	(12,313)	(4,100)	(7,073)
	$500,285	$591,119	$227,988	$359,920

Segment income (loss)
Paper	$24,776	$(12,303)	$11,849	$20,718
Packaging	1,125	26,075	(19,761)	5,685
Corporate and Other	(5,150)	(5,542)	(2,222)	(3,213)
	20,751	8,230	(10,134)	23,190

Change in fair value of interest rate derivatives	(132)	(683)	—	—
Interest expense	(22,154)	(26,156)	(11,435)	(2)
Interest income	54	94	1,821	161
Income (loss) before income taxes	$(1,481)	$(18,515)	$(19,748)	$23,349

EBITDA (a)
Paper	$46,122	$9,222	$18,969	$21,066
Packaging	10,781	36,660	(14,548)	5,738
Corporate and Other	(4,180)	(4,526)	(1,808)	(3,137)
	$52,723	$41,356	$2,613	$23,667

Boise Inc.
Consolidated Balance Sheets
(unaudited, in thousands)

	Boise Inc.
	March 31, 2009	December 31, 2008
ASSETS

Current
Cash and cash equivalents	$27,510	$22,518
Receivables
Trade, less allowances of $979 and $961	183,606	220,204
Related parties	2,532	1,796
Other	5,805	4,937
Inventories	309,952	335,004
Deferred income taxes	8,791	5,318
Prepaid and other	7,638	6,289
	545,834	596,066
Property
Property and equipment, net	1,250,219	1,262,810
Fiber farms and deposits	14,496	14,651
	1,264,715	1,277,461

Deferred financing costs	69,718	72,570
Intangible assets, net	34,425	35,075
Other assets	6,454	7,114
Total assets	$1,921,146	$1,988,286

Boise Inc.
Consolidated Balance Sheets (continued)
(unaudited, in thousands, except share data)

	Boise Inc.
	March 31, 2009	December 31, 2008
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Current portion of long-term debt	$7,479	$25,822
Income taxes payable	804	841
Accounts payable
Trade	157,871	177,157
Related parties	1,492	3,107
Accrued liabilities
Compensation and benefits	45,248	44,488
Interest payable	168	184
Other	21,167	17,402
	234,229	269,001
Debt
Long-term debt, less current portion	967,340	1,011,628
Notes payable	69,229	66,606
	1,036,569	1,078,234
Other
Deferred income taxes	15,208	8,907
Compensation and benefits	152,177	149,691
Other long-term liabilities	33,583	33,007
	200,968	191,605

Commitments and contingent liabilities

Stockholders’ Equity
Preferred stock, $.0001 par value per share: 1,000,000 shares authorized; none issued	—	—
Common stock, $.0001 par value per share: 250,000,000 shares authorized; 79,879,372 shares and 79,716,130 shares issued and outstanding	8	8
Additional paid-in capital	576,008	575,151
Accumulated other comprehensive loss	(85,689)	(85,682)
Accumulated deficit	(40,947)	(40,031)
Total stockholders’ equity	449,380	449,446

Total liabilities and stockholders’ equity	$1,921,146	$1,988,286

Boise Inc.

Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Boise Inc.		Predecessor
	Three	Three
	Months	Months	January 1
	Ended	Ended	Through
	March 31,	March 31,	February 21,
	2009	2008	2008
Cash provided by (used for) operations
Net income (loss)	$(916)	$(16,371)	$22,786
Items in net income (loss) not using (providing) cash
Depreciation, depletion, and amortization of deferred financing costs and other	35,030	13,554	477
Share-based compensation expense	857	—	—
Related-party interest expense	—	986	—
Notes payable interest expense	2,623	—	—
Pension and other postretirement benefit expense	2,450	1,237	1,826
Deferred income taxes	(844)	(3,377)	11
Change in fair value of energy derivatives	2,191	(204)	(37)
Change in fair value of interest rate derivatives	132	—	—
(Gain) loss on sales of assets, net	(20)	(3)	(943)
Other	678	853	(54)
Decrease (increase) in working capital, net of acquisitions
Receivables	38,800	23,485	(23,522)
Inventories	25,258	(5,158)	5,343
Prepaid expenses	256	(7,451)	875
Accounts payable and accrued liabilities	(19,577)	23,654	(10,718)
Current and deferred income taxes	(39)	1,806	335
Pension and other postretirement benefit payments	(1,319)	(47)	(1,826)
Other	128	(1,155)	2,326
Cash provided by (used for) operations	85,688	31,809	(3,121)
Cash provided by (used for) investment
Acquisitions of businesses and facilities	(543)	(1,219,421)	—
Cash released from (held in) trust, net	—	403,989	—
Expenditures for property and equipment	(17,171)	(10,224)	(10,168)
Sales of assets	61	—	17,662
Other	(412)	2,410	863
Cash provided by (used for) investment	(18,065)	(823,246)	8,357
Cash provided by (used for) financing
Issuances of long-term debt	10,000	1,065,700	—
Payments of long-term debt	(72,631)	(35,000)	—
Payments to stockholders for exercise of conversion rights	—	(120,170)	—
Payments of deferred financing fees	—	(81,898)	—
Payments of deferred underwriters fees	—	(12,420)	—
Net equity transactions with related parties	—	—	(5,237)
Cash provided by (used for) financing	(62,631)	816,212	(5,237)
Increase (decrease) in cash and cash equivalents	4,992	24,775	(1)
Balance at beginning of the period	22,518	186	8
Balance at end of the period	$27,510	$24,961	$7

Summary Notes to Consolidated Financial Statements and Segment Information

The Consolidated Statements of Income (Loss), Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information do not include all Notes to Consolidated Financial Statements and should be read in conjunction with the Company’s 2008 Annual Report on Form 10-K and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2009, as well as the other reports the Company files with the SEC.  Net income (loss) for all periods presented involved estimates and accruals.

On February 22, 2008, Boise Inc. or “the Company,” “we,” “us,” or “our” completed the acquisition (the Acquisition) of Boise White Paper, L.L.C., Boise Packaging & Newsprint, L.L.C., Boise Cascade Transportation Holdings Corp. (collectively, the Paper Group), and other assets and liabilities related to the operation of the paper, packaging and newsprint, and transportation businesses of the Paper Group and part of the headquarters operations of Boise Cascade, L.L.C. (Boise Cascade).  The business we acquired is referred to as the “Predecessor.”

The accompanying consolidated statement of income (loss) and cash flows for the three months ended March 31, 2008, include the activities of Aldabra 2 Acquisition Corp. prior to the Acquisition and the operations of the acquired businesses from February 22, 2008, through March 31, 2008.  The consolidated statement of income (loss) and cash flows for the period of January 1 through February 21, 2008, of the Predecessor are presented for comparative purposes.

Boise Inc. operates its business in three reportable segments: Paper, Packaging, and Corporate and Other (support services).  Boise Inc. manufactures commodity and premium office papers, a range of packaging papers, including label and release papers, flexible packaging papers, and printing and converting papers.  Boise Inc. also manufactures corrugated containers, containerboard, newsprint, and market pulp.

(a)          EBITDA represents income (loss) before interest (change in fair value of interest rate derivatives, interest expense, and interest income), income taxes, and depreciation, amortization, and depletion.  The following table reconciles net income (loss) to EBITDA for Boise Inc. for the three months ended March 31, 2009 and 2008, the three months ended December 31, 2008, and the Predecessor period of January 1 through February 21, 2008 (unaudited, in thousands):

	Boise Inc.			Predecessor
	Three	Three	Three
	Months	Months	Months	January 1
	Ended	Ended	Ended	Through
	March 31,	December 31,	March 31,	February 21,
	2009	2008	2008	2008

Net income (loss)	$(916)	$(15,485)	$(16,371)	$22,786
Change in fair value of interest rate derivatives	132	683	—	—
Interest expense	22,154	26,156	11,435	2
Interest income	(54)	(94)	(1,821)	(161)
Income tax provision (benefit)	(565)	(3,030)	(3,377)	563
Depreciation, amortization, and depletion	31,972	33,126	12,747	477
EBITDA	$52,723	$41,356	$2,613	$23,667

The following table reconciles EBITDA to EBITDA excluding special items for Boise Inc. for the three months ended March 31, 2009 and 2008, and the three months ended December 31, 2008.  The table also reconciles the Predecessor period of January 1 through February 21, 2008, and the combined three months ended March 31, 2008 (unaudited, in thousands):

	Boise Inc.			Predecessor	Combined
	Three	Three	Three		Three
	Months	Months	Months	January 1	Months
	Ended	Ended	Ended	through	Ended
	March 31,	December 31,	March 31,	February 21,	March 31,
	2009	2008	2008	2008	2008

EBITDA	$52,723	$41,356	$2,613	$23,667	$26,280
St. Helens mill restructuring (a)	3,648	37,568	—	—	—
Impact of energy hedges	2,191	(26)	(204)	(37)	(241)
Gain on changes in supplemental pension plans	—	(2,914)	—	—	—
Inventory purchase accounting expense	—	—	6,555	—	6,555
Impact of DeRidder outage	—	—	19,776	732	20,508
EBITDA excluding special items	$58,562	$75,984	$28,740	$24,362	$53,102

(a)                     In November 2008, we announced the restructuring of our St. Helens, Oregon, paper mill.  During the three months ended March 31, 2009, we recorded $3.6 million of restructuring charges in “St. Helens mill restructuring.”  Of the $37.6 million restructuring charge recorded during the three months ended December 31, 2008, $29.8 million is included in “St. Helens mill restructuring” and $7.8 million related to inventory write-downs is included in “Materials, labor, and other operating expenses.”

The following table reconciles total debt to net debt and net covenant debt at March 31, 2009 and 2008, and December 31, 2008 (unaudited, in thousands):

	Boise Inc.
	March 31,	December 31,	March 31,
	2009	2008	2008

Current portion of long-term debt	$7,479	$25,822	$11,000
Long-term debt, less current portion	967,340	1,011,628	1,019,700
Notes payable	69,229	66,606	58,793
Total debt	1,044,048	1,104,056	1,089,493
Less cash and cash equivalents	(27,510)	(22,518)	(24,961)
Net debt	1,016,538	1,081,538	1,064,532
Less notes payable	(69,229)	(66,606)	(58,793)
Other	1,729	—	—
Net covenant debt	$949,038	$1,014,932	$1,005,739